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                                                                    Exhibit 10.8

               3COM CORPORATION SECTION 16 OFFICER SEVERANCE PLAN

                Amended and Restated Effective September 10, 2003

     Section 16 executive officers who are either (i) involuntarily terminated without Cause (as defined in the Company's form Management Retention Agreement as in effect at the time of termination) by the Company, (ii) undergo a Voluntary Termination for Good Reason (as defined below), or (iii) terminate their employment with the Company pursuant to a mutual written agreement with the Company specifying that they are covered hereunder shall, subject to entering into and not revoking a release of claims in favor of the Company upon their termination of employment, receive the following benefits:

     - Base pay - one year of salary, which may be paid in lump sum or over time, at the Company's discretion.
     - Bonus - one year target bonus, which may be paid in lump sum or over time, at the Company's discretion.
     -    Stock Options
          -    Vesting accelerates by one (1) year
          - Exercise period extended from ninety (90) days to one (1) year (or original term of option, if shorter)
     - Group health, dental and vision benefits continuation - COBRA subsidy so treated the same as active employee for one year following employment termination, or if earlier, until covered by another employer's plans
     - Term life insurance continuation for one year following employment termination, or if earlier, until covered by another employer's plans
          - subject to 3Com obtaining rider from insurance carrier on commercially reasonable terms.

     For purposes of this Plan, "Voluntary Termination for Good Reason" shall mean the Employee voluntarily resigns after the occurrence of any of the following without the Employee's consent: (i) a material reduction of the Employee's material duties or title, relative to the Employee's material duties or title as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction, other than a reduction generally applicable to Section 16 officers of the Company; or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee's then present location (other than a relocation to the Company's Marlborough, Massachusetts offices); provided, however, that no grounds for Voluntary Termination for Good Reason shall exist hereunder unless the participant provides 3Com with 30 days written notice specifying the purported grounds for the Voluntary Termination for Good Reason and at least 30 days opportunity for 3Com to cure the purported grounds.

     All payments and benefits hereunder shall be subject to applicable withholding. The Board or the Compensation Committee may amend or terminate this Plan at any time. The Compensation Committee shall have the discretionary authority to construe and interpret the terms of this Plan, and their determinations shall be binding on all participants. The benefits

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provided hereunder are in lieu of, and not cumulative with, any other severance benefits to which a participant may be entitled.